AMENDMENT TO
EXPENSE LIMITATION AGREEMENT

This amendment (“Amendment”) to the Expense Limitation Agreement (the “Agreement”) dated as of June 12, 2025, by and between Aristotle Funds Series Trust (the “Trust”) and Aristotle Investment Services, LLC (together, the “Parties”) is effective as of the date hereof.

WHEREAS, the Parties desire to amend Schedule A of the Agreement to reflect the addition of a new series to the Agreement; namely, Aristotle Pacific EXclusive Fund Series C.

WHEREAS, Section 1 of the Agreement contemplates that Schedule A to the Agreement may be amended from time to time.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Schedule A of the Agreement is hereby deleted and replaced in its entirety by Schedule A attached hereto.

3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

ARISTOTLE FUNDS SERIES TRUST,
on behalf of each of its series listed on Schedule A

By: /s/ Richard Schweitzer_
Name: Richard Schweitzer
Title: President
Date: February 17, 2026

ARISTOTLE INVESTMENT SERVICES, LLC

By: _/s/ Joshua Schwab__
Name: Joshua Schwab
Title: Chief Financial Officer
Date: February 17, 2026

SCHEDULE A
To the
Expense Limitation Agreement
Dated as of: February 17, 2026

Portfolio	Total Expense Cap (as a percentage of average daily net assets)	Commencement Date
Aristotle Pacific EXclusive Fund Series C	0.00%	February 17, 2026
Aristotle Pacific EXclusive Fund Series H	0.00%	June 23, 2025

Aristotle Pacific EXclusive Fund Series I	0.00%	June 23, 2025

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